UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 26, 2015

NOBLE ENERGY, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-07964	73-0785597
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

1001 Noble Energy Way Houston, Texas		77070
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (281) 872-3100
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On February 26, 2015, Noble Energy, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Goldman, Sachs & Co. and J.P. Morgan Securities LLC (the “Representatives”), as underwriters and representatives of the additional underwriters named therein (collectively, the “Underwriters”), in connection with an underwritten public offering of 21,000,000 shares of common stock of the Company, par value $0.01 per share (the “Common Shares”), at a purchase price to the Underwriters of $46.075 per share (the “Purchase Price”). The Company estimates that the net proceeds of the offering will be approximately $967.0 million (after deducting underwriting discounts and commissions and estimated offering expenses) and intends to use approximately $150 million of the net proceeds to repay outstanding indebtedness under its revolving credit facility and the remainder for general corporate purposes, including the funding of the Company’s capital investment program. Pursuant to the Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to 3,150,000 additional shares of its common stock at the Purchase Price.
The Underwriting Agreement contains customary representations, warranties and agreements of the Company and other customary obligations of the parties and termination provisions. The Underwriting Agreement also provides for the indemnification by the Company of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. Furthermore, the Company has agreed with the Underwriters not to offer or sell any shares of its common stock (or securities convertible into or exchangeable for common stock), subject to certain exceptions, for a period of 90 days after the date of the Underwriting Agreement without the prior written consent of the Representatives.
The offering was made pursuant to the Company’s automatic shelf registration statement on Form S-3 (File No. 333-186497), which was filed and deemed automatically effective by the Securities and Exchange Commission on February 7, 2013.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the Company and to persons and entities with relationships with the Company, for which they received or will receive customary fees and expenses. Affiliates of certain underwriters are lenders under the Company’s revolving credit facility and will receive a portion of the proceeds from the offering that are used to repay amounts drawn under such facility.
The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to such Underwriting Agreement, a copy of which is filed herewith as Exhibit 1.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits. The following exhibits are filed as part of this current report on Form 8-K:

1.1	Underwriting Agreement, dated as of February 26, 2015, among Noble Energy, Inc. and Goldman, Sachs & Co. and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein.
5.1	Opinion of Mayer Brown LLP.
23.1	Consent of Mayer Brown LLP (included as Exhibit 5.1 hereto).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOBLE ENERGY, INC.

Date:	March 3, 2015	By:	/s/ Aaron G. Carlson
Aaron G. Carlson
Associate General Counsel and Assistant Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of February 26, 2015, among Noble Energy, Inc. and Goldman, Sachs & Co. and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein.

5.1	Opinion of Mayer Brown LLP.

23.1	Consent of Mayer Brown LLP (included as Exhibit 5.1 hereto).